SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549


                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934


                              MICREL, INCORPORATED
                              --------------------
                                (Name of Issuer)


                                  COMMON STOCK
                                  ------------
                         (Title of Class of Securities)


                                    594793101
                                    ---------
                                 (CUSIP Number)


                               December 31, 2001
                               -----------------
             (Date of Event Which Requires Filing of this Statement)


Check appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]   Rule 13d-1(b)

[ ]   Rule 13d-1(c)

[X]   Rule 13d-1(d)


The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                         (Continued on following pages)


                               Page 1 of 5 Pages

CUSIP No. 594793101                   13G              Page 2 of 5 Pages



1. NAME OF REPORTING PERSON
   S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Warren H. Muller
-------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                        (a)    [ ]
                        (b)    [ ]
-------------------------------------------------------------------------------
3. SEC USE ONLY

-------------------------------------------------------------------------------
4. CITIZENSHIP OR PLACE OF ORGANIZATION

   USA
-------------------------------------------------------------------------------
                 | 5. SOLE VOTING POWER
NUMBER OF        |
                 |    11,205,805
SHARES           |-------------------------------------------------------------
                 | 6. SHARED VOTING POWER
BENEFICIALLY     |
                 |-------------------------------------------------------------
OWNED BY         | 7. SOLE DISPOSITIVE POWER
                 |
EACH REPORTING   |    11,205,805
                 |-------------------------------------------------------------
PERSON WITH      | 8. SHARED DISPOSITIVE POWER
                 |
-------------------------------------------------------------------------------
9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   11,205,805
-------------------------------------------------------------------------------
10.CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                               [ ]

-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

   12.03%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*

   IN
-------------------------------------------------------------------------------

                                                            Page 3 of 5 Pages

Item 1. (a)   NAME OF ISSUER:
              ---------------
              Micrel, Incorporated

Item 1. (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
              ------------------------------------------------
              1849 Fortune Drive, San Jose, CA 95131

Item 2. (a)   NAME OF PERSON FILING:
              ----------------------
              Warren H. Muller

Item 2. (b)   ADDRESS OF PRINCIPAL OFFICE:
              ----------------------------
              1849 Fortune Drive, San Jose, CA 95131

Item 2. (c)   CITIZENSHIP:
              ------------
              USA

Item 2. (d)   TITLE OF CLASS OF SECURITIES:
              -----------------------------
              Common Stock

Item 2. (e)   CUSIP Number:
              -------------
              594793101

Item 3.      Not applicable.
             ---------------

Item 4.      OWNERSHIP
             ---------

   The following information with respect to the ownership of the Common Stock of the Issuer by the person filing this Statement is provided as of December 31, 2001:

   (a)   Amount Beneficially Owned:
         --------------------------
         11,205,805

   (b)   Percent of Class:
         -----------------
         12.03%

                                                               Page 4 of 5 Pages

   (c)   Number of shares as to which such person has:
         ---------------------------------------------
         (i)   Sole power to vote or to direct the vote:
               -----------------------------------------
               11,205,805

         (ii)  Shared power to vote or to direct the vote:
               -------------------------------------------


         (iii) Sole power to dispose or to direct the disposition of:
               ------------------------------------------------------
               11,205,805

         (iv)  Shared power to dispose or to direct the disposition of:
               --------------------------------------------------------


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS
         --------------------------------------------
         Not applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON
         ---------------------------------------------------------------
         Not applicable.

Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
         ------------------------------------------------------------------
         THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY
         ------------------------------------------------------------
         Not applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP
         ---------------------------------------------------------
         Not applicable.

Item 9.  NOTICE OF DISSOLUTION OF THE GROUP
         ----------------------------------
         Not applicable.

Item 10. CERTIFICATION
         -------------
         Not applicable.

                                                           Page 5 of 5 Pages


                                   SIGNATURE

   After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                              Date:  February 12, 2002




                              /S/ Warren H. Muller
                              ----------------------------
                                  Warren H. Muller